As filed with the Securities and Exchange Commission on November 9, 2009

Registration No. 333-161252

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-effective Amendment Number 3 to

Form S-1

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

BANK OF FLORIDA CORPORATION

(Exact name of registrant as specified in its charter)

FLORIDA	6712	59-3535315
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1185 Immokalee Road

Naples, Florida 34110

(239) 254-2100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael L. McMullan

Chief Executive Officer

Bank of Florida Corporation

1185 Immokalee Road

Naples, Florida 34110

(239) 254-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

A. George Igler, Esq. or Richard Pearlman, Esq. Igler & Dougherty, P.A. 2457 Care Drive Tallahassee, Florida 32308 (850) 878-2411	Ralph F. MacDonald, III, Esq. Jones Day 1420 Peachtree Street, NE, Suite 800 Atlanta, Georgia 30309 (404) 581-3939

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	86,000,000	$1.565	$134,590,000	$7,510.13(3)

(1)	Includes shares which the underwriters have the option to purchase pursuant to the underwriters’ option to purchase additional shares.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the common stock, $1.67 and $1.46, respectively, as reported by the Nasdaq Global Market on October 30, 2009.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is solely for the purpose of incorporating into this registration statement two Current Reports on Form 8-K relating to: (i) the commencement of the offering contemplated by this registration statement; and (ii) a director resignation by updating the “Documents Incorporated by Reference.” A free writing prospectus describing the latter event has also been filed.

DOCUMENTS INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the Securities and Exchange Commission prior to the date of this prospectus.

We incorporate by reference the documents listed below, except to the extent that any information contained in any such document is deemed “furnished” in accordance with Securities and Exchange Commission rules:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 9, 2009 (File No. 000-50091);

•

Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, filed with the Securities and Exchange Commission on May 7, 2009, August 7, 2009 and November 2, 2009, respectively (File No. 000-50091);

•

Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on November 9, 2009, November 5, 2009, November 2, 2009, October 21, 2009, October 15, 2009, July 30, 2009, July 21, 2009, July 13, 2009, July 2, 2009, May 14, 2009, May 4, 2009, May 1, 2009, April 28, 2009, April 20, 2009, April 10, 2009, April 8, 2009, March 26, 2009, March 10, 2009, February 17, 2009, February 13, 2009 and February 4, 2009 (excluding, in each case, information or documents furnished but not filed therewith) (File No. 000-50091);

•	Our Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 2, 2009 (File No. 000-50091); and

•	Our Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on August 18, 2009 (File No. 000-50091).

On the written or oral request of each person to whom a copy of this prospectus is delivered, we will provide, at no cost, a copy of any or all of the documents incorporated by reference in this prospectus, except the exhibits to those documents, unless the exhibits are specifically incorporated by reference.

Written requests for copies should be directed to Bank of Florida Corporation, 1185 Immokalee Road, Naples, Florida, Attention: Tracy L. Keegan, Chief Financial Officer. Telephone requests for copies should be directed to (239) 254-2100. Such documents are also available through our Internet website: www.bankofflorida.com. The information contained in our website is not a part of, or incorporated by reference into, this prospectus.

You may read and copy any of these documents at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, DC, 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information. The Securities and Exchange Commission maintains an internet site that contains reports, proxy and other information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission’s website at http://www.sec.gov.

You should rely only upon the information provided in this document, or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover or the date given in the applicable document.

52

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of such expenses will be paid by us. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee.

Securities Exchange Commission registration fee		$7,510.13
FINRA filing fee		13,959
Nasdaq listing fee		*
Accounting fees and expenses		200,000
Issuer’s legal fees and expenses		*
Underwriters’ legal fees and expenses		*
Blue sky fees and expenses		*
Printing and shipping		150,000
Transfer agent and registrar expenses		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Florida law permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In the case of proceedings by or in the right of the corporation, Florida law permits indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Also, under Florida law, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Article IX of Bank of Florida’s Bylaws provides that we shall indemnify our officers, directors, and employees, but not our agents unless specifically approved in writing by the board of directors, to the fullest extent authorized by Section 607.0850 of the Florida Business Corporation Act, or the FBCA, as it existed when the Bylaws were adopted or as it may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than were permitted prior to such amendment. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent; provided, however, that we shall indemnify any such person seeking indemnity in connection with an action, suit, or proceeding (or part thereof) initiated by such person only if such action, suit, or proceeding (or part thereof) was authorized by the our board of directors.

The Bylaws also provide that such rights of indemnification shall be a contract right and shall include the right to be paid by us for all reasonable expenses incurred in defending any such proceeding in advance of final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of such proceeding shall be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors and officers, or to persons controlling us, pursuant to our Bylaws or Florida law, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition to the authority granted to us by Florida law to indemnify our directors, certain other provisions of the Florida Act have the effect of further limiting the personal liability of our directors. Pursuant to Florida law, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any act or failure to act regarding corporate management or policy except in the case of certain qualifying breaches of the director’s duties.

We have purchased certain liability insurance for our officers and directors.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

On June 29, July 2, and July 20, 2009, the Company sold and issued a total of 172 units (“Units”) at $25,000 per Unit, yielding $4,300,000 in proceeds, which were downstreamed to Bank of Florida’s subsidiary banks as capital. Each Unit consists of one share of Series B Preferred Stock (“Preferred Stock”) and one warrant to purchase shares of common stock (“Warrants”).

The Preferred Stock contained in the Units is cumulative, perpetual and nonvoting. Each share has a liquidation preference of $25,000 and pays a quarterly dividend of $625 per share. The shares are perpetual and nonvoting. Each share has a liquidation preference of $25,000 and pays a cumulative quarterly dividend of $625 per share. If we conduct any offering of any newly issued securities, such as the offering contemplated by this prospectus, the holders of shares of Series B Preferred Stock have the right to convert shares of Series B Preferred Stock into the newly issued securities following the closing of the offering. In each such case, each share of Series B Preferred Stock can be converted into such number of newly issued securities as can be purchased for $25,000 at the stated offering price for such newly offered securities. If we conduct an offering that results in proceeds of at least $30,000,000 prior to January 1, 2011 and a holder elects to not convert the holder’s shares in the offering, or if a change in control occurs, we will be obligated to redeem such shares at $25,000 per share. If such an offering is not completed by January 1, 2011, we shall have the right to redeem the shares of Series B Preferred Stock at any time thereafter for $25,000 per share.

Each Warrant contained in the Units permits its holder to purchase 720, 742, or 772 shares of Bank of Florida common stock at $3.47, $3.37, or $3.24, respectively, per share at any time during the ten year period commencing on issuance. The Warrants are nontransferable.

The securities sold in the offering were sold to accredited investors only and issued in reliance upon exemptions from registration available under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended, and are “restricted securities.” No underwriter or sales agent was utilized, and no commissions were paid or discounts granted, in the offering.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed with the Securities and Exchange Commission and are incorporated by reference into this Form S-1. The exhibits which are denominated by an (a.) were previously filed as a part of Form 10-K filed with the Securities and Exchange Commission on March 9, 2009. The exhibits which are denominated by a (b.) were previously filed as a part of Amendment No. 1 to Form SB-2, filed with the Securities and Exchange Commission on May 7, 1999. The exhibits which are denominated by a (c.) were previously filed as a part of Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2000. The exhibits which are denominated by a (d.) were previously filed as a part of Form S-4 filed with the Securities and Exchange Commission on October 3, 2006. The exhibits which are denominated by an (e.) were previously filed as a part of Form 10-Q filed with the Securities and Exchange Commission on November 5, 2008. The exhibits which are denominated by an (f.) were previously filed as part of Form 10-QSB/A filed on September 10, 2002. The exhibits which are denominated by a (g.) were previously filed as part of Form 8-K filed on July 2, 2009. The exhibits which are denominated by an (h.) were previously filed as part of Form 8-K filed on October 19, 2009. The exhibits which are denominated by an (i.) were previously filed as part of a Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on June 24, 2004, File No. 333-116833. The exhibits that are denominated by a (j.) were previously filed as part of Form 10-Q filed with the Securities and Exchange Commission on August 4, 2005. The exhibits that are denominated by a (k.) were previously filed as part of Form 10-Q filed with the Securities and Exchange Commission on November 3, 2005. The exhibits that are denominated by an (l.) were previously filed as part of Form 10-K filed with the Securities and Exchange Commission on March 5, 2008. The exhibits that are denominated by an (m.) were previously filed as part of Schedule DEF 14A filed with the Securities and Exchange Commission on April 21, 2006. The exhibits that are denominated by an (n.) were previously filed as part of Form 10-K filed with the Securities and Exchange Commission on March 8, 2007. The exhibits that are denominated by an (o.) were previously filed as part of Form 10-Q filed with the Securities and Exchange Commission on August 7, 2008. The exhibit denominated by a (p.) was previously filed as part of Form S-8 filed with the Securities and Exchange Commission on October 30, 2009. The exhibits that are denominated by a (q.) were previously filed as part of Form S-1/A filed with the Securities and Exchange Commission on November 2, 2009. The exhibit numbers correspond to the exhibit numbers in the referenced document. The exhibit denominated by a (*) will be filed by amendment.

Exhibit Number	Description of Exhibit

*1.1	Form of Underwriting Agreement

j.3.1	Amended and Restated Articles of Incorporation

o.3.2	Third Amended and Restated Bylaws dated April 24, 2008

n.3.3	Article of Amendment to Restated Articles of Incorporation dated December 20, 2006

g.3.4	Articles of Amendment to Restated Articles of Incorporation dated June 26, 2009

h.3.5	Articles of Amendment to Restated Articles of Incorporation dated August 27, 2009

b.4.1	Specimen Common Stock Certificate

m.4.2	2006 Stock Compensation Plan

g.4.4	Specimen Series B Preferred Stock Certificate

Exhibit Number	Description of Exhibit

i.4.5	Form of Stock Purchase Warrant A—2004 Offering

i.4.6	Form of Stock Purchase Warrant B—2004 Offering

g.4.7	Form of Stock Purchase Warrant—2009 Offering

q.5.1	Opinion of Igler & Dougherty, P.A.

k.10.1	Amended and Restated Employment Agreement of Michael L. McMullan dated February 1, 2005

a.10.2	Change in Control Agreement of Roy N. Hellwege effective January 1, 2009

a.10.3	Change in Control Agreement of Charles K. Cross effective January 1, 2009

c.10.4	1999 Stock Option Plan

c.10.5	Form of Incentive Stock Option Agreement

a.10.6	Deferred Compensation Plan of Bank of Florida dated November 19, 2008

a.10.7	Change in Control Agreement of Julie W. Husler effective January 1, 2009

f.10.8	Lease between Citizens Reserve, LLC and Citizens National Bank of Southwest Florida

a.10.9	Change in Control Agreement of Christopher Willman effective January 1, 2009

a.10.10	Change in Control Agreement of John B. James effective January 1, 2009

l.10.11	Change in Control Agreement of John S. Chaperon dated January 1, 2008

e.10.12	Change in Control Agreement of John Klumpp dated August 1, 2008

e.10.13	Change in Control Agreement of Wayne Gilmore dated August 1, 2008

a.10.14	Change in Control Agreement of Roberto Pelaez effective January 1, 2009

e.10.15	Change in Control Agreement of Charles Tipton dated August 1, 2008

l.10.16	Change in Control Agreement of Tracy L. Keegan dated January 1, 2008

a.10.17	Amendment to Amended and Restated Employment Agreement of Michael L. McMullan dated December 15, 2008

a.10.18	Deferred Compensation Agreement of Tracy L. Keegan dated December 21, 2008

a.10.19	Deferred Compensation Agreement of John S. Chaperon dated December 21, 2008

a.10.20	Deferred Compensation Agreement of Roy N. Hellwege dated December 21, 2008

p.10.21	401(k) Plan

o.21.1	Subsidiaries of the Registrant

q.23.1	Consent of Igler & Dougherty, P.A. (contained in Exhibit 5.1)

23.2	Consent of Hacker, Johnson & Smith, P.A.

q.99.1	Report of Promontory Financial Group, LLC

ITEM 17.	UNDERTAKINGS

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida on November 9, 2009.

BANK OF FLORIDA CORPORATION

By:	/s/ MICHAEL L. MCMULLAN
Michael L. McMullan
President, Chief Executive Officer & Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities indicated on November 9, 2009.

Signature	Title	Date

* Donald R. Barber	Director	November 9, 2009

* Joe B. Cox	Director	November 9, 2009

* Bradford Douglas	Director	November 9, 2009

* John B. James	Director	November 9, 2009

* LaVonne Johnson	Director	November 9, 2009

* Edward Kaloust	Director	November 9, 2009

/S/ TRACY L. KEEGAN Tracy L. Keegan	Executive Vice President, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer	November 9, 2009

/S/ MICHAEL L. MCMULLAN Michael L. McMullan	Chief Executive Officer, President, Principal Executive Officer, Director	November 9, 2009

* Edward A. Morton	Director	November 9, 2009

* Michael T. Putziger	Director	November 9, 2009

Signature	Title	Date

* Ramon A. Rodriguez	Director	November 9, 2009

* Terry W. Stiles	Director	November 9, 2009

*By:	/s/ MICHAEL L. MCMULLAN
Michael L. McMullan Attorney-in-Fact